Exhibit 99.1

FOR IMMEDIATE RELEASE

VEREIT, Inc. Announces Appointment of Priscilla Almodovar and Susan Skerritt to its Board of Directors

Phoenix, AZ, February 23, 2021 -- VEREIT, Inc. (“VEREIT” or the “Company”), a full-service real estate operating company which owns and manages one of the largest portfolios of single-tenant commercial properties in the U.S., announced the appointment of Priscilla Almodovar and Susan Skerritt to the Company's Board of Directors ("Board"). The appointments of the two new Independent Directors are effective immediately following the expected filing of VEREIT's 2020 Annual Report on Form 10-K ("Annual Report") on Wednesday, February 24, 2021, and expands the Board to include nine members.

"We are pleased to have Priscilla and Susan join VEREIT's well-qualified Board of Directors. They bring real estate industry tenure, financial expertise and collaborative leadership qualities to VEREIT’s Board. The diverse and knowledgeable perspectives brought by these additions will help us, and certainly me, in making the appropriate decisions moving forward” said Glenn Rufrano, VEREIT's Chief Executive Officer.

Priscilla Almodovar Ms. Almodovar is the President and Chief Executive Officer of Enterprise Community Partners. This social enterprise with 1,200 employees has invested $53 billion in communities nationwide to address affordable housing solutions, racial equity initiatives and the accessibility to investment capital products. Ms. Almodovar is a former Managing Director at JP Morgan Chase, where she led national real estate businesses for their commercial bank which focused in commercial real estate and community development. Previously, she was the President and Chief Executive Officer of New York state’s housing finance and mortgage agencies. Prior to that, Ms. Almodovar was a corporate partner at the global law firm, White & Case LLP. Ms. Almodovar serves on the board of Bellwether Enterprise Real Estate Capital, LLC, a private full-service commercial and multifamily mortgage banking company. Ms. Almodovar has also served as the co-chair of the New York State Health Innovation Council, an advisory body of the New York State Department of Health. Fortune and Hispanic Business have included her in the most powerful Hispanic business leader rankings over the years. Ms. Almodovar received her J.D. from Columbia University School of Law and her B.A. in Economics from Hofstra University.

Susan Skerritt Ms. Skerritt was the Chairman, CEO and President of Deutsche Bank Trust Company Americas. Previously, she led the transaction banking businesses in North and South America for Deutsche Bank. Prior to that, Ms. Skerritt was an Executive Member of the Board of Directors of Bank of New York Mellon Trust Company, N.A. and served as an Executive Vice President in a variety of roles in the cash management, trade finance, and securities servicing businesses. She also served as an Independent Director of Royal Bank of Canada USA. Currently, Ms. Skerritt serves on the Board of Trustees of Hamilton College and was previously its Vice Chairman. She is also a Director of The Brooklyn Hospital Center and serves as the Board’s Vice Chairman. She is an Independent Director of Tanger Factory Outlet Centers, Inc., an Independent Director of the Falcon Group, an Independent Director of the Community Bank System and is a Senior Advisor to Promontory Financial Group, an IBM company. Ms. Skerritt was included in the WomenInc.'s Most Influential Corporate Board Directors in 2019 and American Banker’s Most Powerful Women in Banking ranking for multiple years. Ms. Skerritt received her B.A. in Economics from Kirkland (Hamilton) College and received her M.B.A. in Finance and International Business from New York University’s Stern School of Business.

About the Company
VEREIT is a full-service real estate operating company which owns and manages one of the largest portfolios of single-tenant commercial properties in the U.S. As of December 31, 2020, VEREIT had total real estate investments of $14.6 billion including approximately 3,800 properties and 89.5 million square feet. VEREIT's business model provides equity capital to creditworthy corporations in return for long-term leases on their properties. VEREIT is a publicly traded Maryland corporation listed on the New York Stock Exchange. VEREIT uses, and intends to continue to use, its Investor Relations website, which can be found at www.VEREIT.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Additional information about VEREIT can be found through social media platforms such as Twitter and LinkedIn.

Forward-Looking Statements
Information set forth herein contains forward-looking statements, which reflect VEREIT's expectations regarding future results, events and plans, including expectations regarding the appointment of Mses. Almodovar and Skerritt and filing of VEREIT’s 2020 Annual Report on Form 10-K. Generally, the words "anticipates," "assumes," "believes," "continues," "could," "estimates," "expects," "goals," "intends," "may," "plans," "projects," "seeks," "should," "targets," "will," variations of such words and similar expressions identify forward-looking statements. These forward-looking statements are based on information currently available and involve a number of known and unknown assumptions and risks, uncertainties and other factors, which are difficult to predict and beyond VEREIT's control, that could cause actual events and plans or could cause VEREIT's business, financial condition, liquidity and results of operations to differ materially from those expressed or implied in the forward-looking statements. These factors include the risks and uncertainties detailed from time to time in VEREIT's filings with the U.S. Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. VEREIT disclaims any obligation to publicly update or revise any forward-looking statements contained in this press release, whether as a result of changes in underlying assumptions or factors, new information, future events or otherwise, except as required by law.

Media Contact
Parke Chapman
Rubenstein Associates
212.843.8489 | PChapman@Rubenstein.com

Investor Contact
Bonni Rosen, Senior Vice President, Investor Relations
VEREIT
877.405.2653 | BRosen@VEREIT.com